UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2006

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place

Santa Ana, CA 92705

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On October 13, 2006, Powerwave Technologies, Inc. (the “Company”) entered into a Credit Agreement by and among the Company, the Lenders party thereto from time to time (the “Lenders”), Bank of America, N.A., as Documentation Agent, and Comerica Bank, as Administrative Agent (the “Credit Agreement”).

The Credit Agreement provides for a $75 million revolving credit facility (the “Revolving Credit Facility”), which includes a $10 million sublimit for the issuance of standby letters of credit and a $20 million sublimit for multicurrency borrowings in Euro, Sterling, Yen and Swedish Krona. The Company may increase the size of the Revolving Credit Facility on a one-time basis by an amount not exceeding $25 million, subject to certain restrictions. The obligations under the Credit Agreement are guaranteed by Powerwave Wireless, Inc. (“Wireless”) and secured by substantially all present and future assets and properties of the Company and Wireless other than real property and certain capital stock of foreign subsidiaries. The obligations under the Credit Agreement are also secured by a pledge of 65% of the capital stock of Powerwave Technologies Sweden AB.

The Revolving Credit Facility will terminate and all amounts outstanding thereunder will be due and payable in full on June 1, 2008, which maturity date may be extended from time to time by one year with the consent of all of the Lenders. Under the terms of the Credit Agreement, the principal outstanding under the Revolving Credit Facility will bear interest at a per annum rate equal to either (i) the LIBOR rate plus an adjustable applicable margin of between 1.125% and 1.625% or (ii) Comerica Bank’s prime rate, at the election of the Company, subject to specified restrictions. The Revolving Credit Facility will be subject to payment of a facility fee of 0.25% per annum of the aggregate commitments under the Revolving Credit Facility, regardless of usage, an adjustable letter of credit fee of between 1.125% and 1.625% per annum with respect to outstanding standby letters of credit and certain fronting and other fees in connection with the issuance and amendment of standby letters of credit.

The Company expects to use the proceeds of the Revolving Credit Facility for working capital, to finance acquisitions and for other general corporate purposes.

The Credit Agreement contains usual and customary covenants for credit facilities of this type, including without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes and other obligations; (vi) preservation of existence; (vii) maintenance of properties and insurance; (viii) use of proceeds; (ix) limitation on liens; (x) limitation on mergers, consolidations and sales of assets; (xi) limitation on incurrence of debt; (xii) limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; (xiii) limitation on investments (including loans and advances) and acquisitions; (xiv) limitation on changes in the nature of the Company’s business and (xv) limitation on transactions with affiliates. The Credit Agreement also contains financial covenants including maintenance on a rolling four quarter basis of a maximum leverage ratio, maintenance on a rolling four quarter basis of a minimum fixed charge coverage ratio and maintenance at all times of unrestricted cash in the United States, in an amount not less than $25 million.

The Credit Agreement contains events of default which are usual and customary for credit facilities of this type, including without limitation: (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants (with cure periods as applicable), (iii) inaccuracy of representations and warranties, (iv) cross-default to other material agreements and indebtedness, (v) bankruptcy and other insolvency events, (vi) material judgments, (vii) ERISA matters, (viii) actual or asserted invalidity of any loan documentation, (ix) change of control and (x) the occurrence of an event or circumstance that has a material adverse effect.

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The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed with Powerwave’s Annual Report on Form 10-K for the year ended December 31, 2006.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company’s entry into the Credit Agreement described in Item 1.01 constitutes the creation of a direct financial obligation. The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2006		POWERWAVE TECHNOLOGIES, INC.

	By:	/s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer

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